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EXHIBIT 2.2.1

ADDENDUM TO
BRANCH PURCHASE AND DEPOSIT ASSUMPTION AGREEMENT
DATED AS OF JANUARY 30, 2004
BY AND BETWEEN MATRIX CAPITAL BANK
AND FIRSTBANK (the "P&A AGREEMENT")

        This Addendum to Branch Purchase and Deposit Assumption Agreement (the "Addendum") is dated as of May 1, 2004 and is entered into by and between ACCESSBANK, a federal savings bank formerly known as FIRSTBANK (the "Purchaser") and MATRIX CAPITAL BANK (the "Seller").

        WHEREAS, contemporaneously herewith, Purchaser and Matrix Financial Services Corporation, an affiliate of Seller, are entering into that certain Servicing and Subservicing Agreement (the "Servicing Agreement"); and

        WHEREAS, the Servicing Agreement identifies on Schedule I thereto certain loans that Seller will sub-service on behalf of Purchaser (such loans identified on Schedule I of the Servicing Agreement being referred to herein as the "Sub-serviced Loans"); and

        WHEREAS, Purchaser and Seller desire to amend the P&A Agreement as described in this Addendum.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties hereto, the parties agree as follows:

  1.
  With respect to the Sub-serviced Loans, and only the Sub-serviced Loans, Purchaser and Seller hereby agree that the thirty days referred to in the fourth sentence of Section 2.05 of the P&A Agreement shall begin to run on May 7, 2004. With respect to all other Transferred Loans (as defined in the P&A Agreement), such thirty days shall begin to run on May 1, 2004.

  2.
  Except as specifically amended above, the remaining terms of the P&A Agreement shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, this Addendum has been duly executed by the parties hereto.

ACCESSBANK		MATRIX CAPITAL BANK
By:	/s/ DON K. PADGETT Don K. Padgett President	By:	/s/ PATRICK HOWARD Patrick Howard Executive Vice President and Chief Operating Officer

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EXHIBIT 2.2.1